                                                                     EXHIBIT 4.3



                        DALLAS SEMICONDUCTOR CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN

         The following constitute the provisions of the Employee Stock Purchase Plan of Dallas Semiconductor Corporation:

         1. PURPOSE. The purpose of the Plan is to provide Employees of the Company and its Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under section 423 of the Code (as defined below). The provisions of the Plan shall be construed accordingly, so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

         2. DEFINITIONS.

                  (a) "Act" shall mean the Securities Exchange Act of 1934, as amended.

                  (b) "Board" shall mean the Board of Directors of the Company.

                  (c) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (d) "Common Stock" shall mean the common stock, $.02 par value per share, of the Company.

                  (e) "Committee" shall mean the committee appointed pursuant to PARAGRAPH 11.

                  (f) "Company" shall mean Dallas Semiconductor Corporation, a Delaware corporation, or any successor which adopts this Plan.

                  (g) "Compensation" shall mean all base straight-time earnings, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses or other compensation.

                  (h) "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence that meets the requirements of PARAGRAPH 9(b).

                  (i) "Designated Subsidiary" shall mean any Subsidiary that has adopted the Plan in accordance with PARAGRAPH 29.

                  (j) "Eligible Employee" shall have the meaning defined in PARAGRAPH 3(a).

                  (k) "Employee" shall mean any person, including an officer, who is customarily employed for at least twenty (20) hours per week and for more than five (5) months in the calendar year by an Employer, provided, however, that no individual shall be considered an Employee for purposes of this Plan if a country's law prohibits the granting of options under this Plan to individuals who are citizens of that country. The determination of whether an individual is an Employee for purposes of this Plan shall be made in accordance with the rules under Section 3401(c) of the Code and the Treasury Regulations thereunder.

                  (l) "Employer" shall mean the Company and each of its Designated Subsidiaries.

                  (m) "Enrollment Agreement" shall have the meaning defined in PARAGRAPH 4(a).

                  (n) "Exercise Date" shall mean the last day of each Offering Period.

                  (o) "Exercise Price" shall have the meaning as defined in PARAGRAPH 6(b).

                  (p) "Grant Date" shall mean the first day of each Offering Period.

                  (q) "Offering Period" shall mean that period to be determined by the Committee beginning on the date Eligible Employees are offered the opportunity to purchase Shares hereunder. The first Offering Period shall begin on November 1, 1999 and shall end on April 30, 2000. Until changed by the Committee, in its sole and absolute discretion, a new Offering Period shall begin on the first day of each six calendar month period beginning on each May 1 and November 1 of a calendar year and shall end on the end of such six month period.

                  (r) "Participant" shall mean an Eligible Employee who has elected to participate herein by authorizing payroll deductions pursuant to PARAGRAPH 4.

                  (s) "Payroll Deduction Account" shall mean the separate account maintained hereunder to record the amount of a Participant's Compensation that has been withheld pursuant to PARAGRAPH 5.

                  (t) "Plan" shall mean the Dallas Semiconductor Corporation Employee Stock Purchase Plan.

                  (u) "Share" shall mean a share of Common Stock.

                  (v) "Subsidiary" shall mean a corporation, domestic or foreign, of which, at the time of the granting of the option pursuant to PARAGRAPH 6, not less than fifty percent (50%) of the total combined voting power of all classes of stock are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

         3. ELIGIBILITY.

                  (a) General Rule. Any Employee on a Grant Date shall be an "Eligible Employee" eligible to participate during the Offering Period beginning on such Grant Date, subject to the requirements of PARAGRAPH 4(a) and the limitations imposed by section 423(b) of the Code.

                  (b) Exceptions. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be an Eligible Employee if:

                           (i) Immediately after the Grant Date, such Employee would own stock (including any stock he may be deemed to acquire assuming his outstanding options were exercised and any stock which would be attributed to such Employee by application of section 424(d) of the Code) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary computed in accordance with section 423(b)(3) of the Code; or

                           (ii) Such option would give such Employee a right to purchase stock under all employee stock purchase plans (described in section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, in accordance with the provisions of section 423(b)(8) of the Code.

         4. PARTICIPATION.

                  (a) An Eligible Employee may become a Participant in the Plan by completing an Enrollment Agreement authorizing payroll deductions, in a form substantially similar to EXHIBIT A attached to this Plan ("Enrollment Agreement"), and filing it with the Company's Human Resources Department five
(5) business days prior to the applicable Grant Date, unless a later time for filing the Enrollment Agreement is set by the Committee for all Eligible Employees with respect to a given Offering Period. A Participant's Enrollment Agreement will remain in effect for all subsequent Offering Periods under which the Participant remains an Eligible Employee, until changed by the Participant. A change in an Enrollment Agreement will be treated as a new Enrollment Agreement subject to the provisions hereof.

                  (b) Payroll deductions for a Participant shall commence with the first payroll check date following the Grant Date and shall end on the last payroll check date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in PARAGRAPH 9.

                  (c) An Eligible Employee who does not authorize a payroll deduction by timely completing and filing an Enrollment Agreement for an Offering Period waives his right to participate for such Offering Period. The Employee's waiver of participation is effective for only the Offering Period to which it relates and shall be irrevocable with respect to such Offering Period. Except as otherwise provided in this Paragraph, an Employee's waiver of participation for a specified Offering Period shall not, in and of itself, adversely impact the right of such Employee to participate in the Plan during any subsequent Offering Periods except those Offering Periods with respect to which he waives participation in accordance with the provisions of this Paragraph.

         5. PAYROLL DEDUCTIONS.

                  (a) At the time a Participant files his or her Enrollment Agreement, such Participant shall elect to have payroll deductions (in whole percentage increments) made on each pay date during the Offering Period in an amount of not less than one percent (1%) nor more than twenty percent (20%) of the Compensation which he or she receives on each pay date during the Offering Period.

                  (b) All payroll deductions made by a Participant shall be credited to his or her Payroll Deduction Account under the Plan. No interest shall accrue on the payroll deductions in a Participant's Payroll Deduction Account in the Plan.

                  (c) No changes in the rate of payroll deductions during an Offering Period other than a withdrawal pursuant to PARAGRAPH 9 are permitted.

         6. GRANT OF OPTION.

                  (a) On the Grant Date of each Offering Period during the term of the Plan each Participant in such Offering Period shall be granted an option to purchase up to a number of Shares determined by dividing the percentage of such Participant's Compensation specified in the Participant's applicable Enrollment Agreement by the Exercise Price; provided, however, that the number of Shares subject to such option shall be reduced, if necessary, to a number of shares which would not exceed the limitations described in PARAGRAPH 3(b) or PARAGRAPH 10(A) hereof. The fair market value of a Share shall be determined as provided in PARAGRAPH 6(b).

                  (b) The "Exercise Price" per Share offered in a given Offering Period shall be determined by the Committee but shall not be less than the lower of: (i) eight-five percent (85%) of the fair market value of a Share on the Grant Date, or (ii) eighty-five percent (85%) of the fair market value of a Share on the Exercise Date. The fair market value of a Share on a given date shall be the closing price of such Share as reported by the New York Stock Exchange or reported on such other national exchange as it may, from time to time, be reported on, on such date (or if there shall be no trading on such date, then on the first previous date on which there is such trading), unless the Shares cease to be traded on a national exchange. If the Shares cease to be traded on a national exchange, fair market value shall be determined by the Committee in its discretion consistent with section 423 of the Code or the regulations thereunder.

                  (c) All grants made hereunder shall be deemed to have been made on the applicable Grant Date.

         7. EXERCISE OF OPTION. The Participant's option for the purchase of Shares will be exercised automatically on the Exercise Date of each Offering Period, and the maximum number of Shares subject to such option will be purchased for such Participant at the applicable Exercise Price with the payroll deductions accumulated in his or her Payroll Deduction Account, unless prior to such Exercise Date the Participant has withdrawn from the Offering Period as provided in PARAGRAPH 9. During a Participant's lifetime a Participant's option to purchase Shares hereunder is exercisable only by such Participant. Any amount remaining in the Participant's Payroll Deduction Account after the Offering Period shall be held in the Payroll Deduction Account until the next Offering Period, unless the Offering Period has been oversubscribed or has terminated, in which case such amount shall be refunded to the Participant.

         The Board may, in its discretion, require a Participant to pay to the Company at the time of exercise of an option (or portion of an option) the amount that the Company deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise. If the exercise of an option does not give rise to an obligation to withhold Federal income or other taxes on the date of exercise, the Company may, in its discretion, require a Participant to place Shares purchased under the option in escrow for the benefit of the Company until such time as Federal income or other tax withholding is no longer required with respect to such Shares or until such withholding is required on amounts included in the gross income of the Participant as a result of the exercise of an Option or the disposition of Shares acquired pursuant to the exercise. At such later time, the Company, in its discretion, may require a Participant to pay to the Company the amount that the Company deems necessary to satisfy its obligation to withhold Federal, state or local income or other taxes incurred by reason of the exercise of the option or the disposition of Shares. Upon receipt of such payment by the Company, such Shares shall be released from escrow to the Participant.

         8. DELIVERY. As soon as practicable after the Exercise Date, the Committee shall arrange the delivery to each Participant who requests it, or to his account at a brokerage firm, of a certificate representing the Shares purchased upon exercise of his or her option.

         9. WITHDRAWAL; TERMINATION OF EMPLOYMENT.

                  (a) A Participant may withdraw all, but not less than all, of the payroll deductions credited to his or her Payroll Deduction Account and not yet used toward the exercise of his or her option under the Plan at any time by giving a minimum of five (5) business days written notice to the Committee on such form as the Committee shall designate and which shall be obtainable from the Company's Human Resources Department. All of the Participant's payroll deductions credited to his or her Payroll Deduction Account that have not yet been used to purchase Shares will be paid to such Participant as soon as practicable after receipt of his or her notice of withdrawal. No interest will be owed or paid on amounts withdrawn pursuant to this Paragraph. A withdrawal of a Participant's Payroll Deduction Account shall terminate the Participant's participation for the Offering Period in which the withdrawal occurs. No further payroll deductions for the purchase of Shares will be made during the Offering Period.

                  (b) Upon termination of the Participant's Continuous Status as an Employee for any reason, he or she will be deemed to have elected to withdraw from the Plan, the payroll deductions credited to his or her Payroll Deduction Account will be returned to such Participant and his or her option will be canceled. Notwithstanding the preceding, a Participant who goes on a leave of absence shall be permitted to remain in the Plan with respect to an Offering Period which commenced prior to the beginning of his or her leave of absence. If such Participant is not guaranteed reemployment by contract or statute and the leave of absence exceeds ninety (90) days, such Participant shall be deemed to have terminated employment for purposes of the Plan on the ninety-first (91st) day of such leave of absence.

                  (c) Payroll deductions for a Participant on a paid leave of absence will continue at the same rate as in effect prior to such leave and the Participant's option for the purchase of Shares will be automatically exercised pursuant to PARAGRAPH 7. Payroll deductions for a Participant on an unpaid leave of absence will cease as of the first day of the leave of absence but will resume upon the Participant's return to work at the same rate as in effect prior to such leave and the Participant's option for the purchase of Shares will be automatically exercised pursuant to PARAGRAPH 7. In the event either a paid or unpaid leave of absence begins in one Offering Period and ends in a subsequent Offering Period, the Participant shall not be permitted to re-enter the Plan until a new Enrollment Agreement is filed with respect to the Offering Period which commences after such Participant has returned to work from the leave of absence. A Participant may elect to withdraw from the Plan pursuant to PARAGRAPH 9(a), at the beginning of either a paid or unpaid leave of absence.

                  (d) A Participant's withdrawal from one Offering Period will result in the ineligibility of the Participant to again participate in that Offering Period but will not have any effect upon his or her eligibility to participate in any subsequent Offering Period or any similar plan which may hereafter be adopted by the Company.

         10. SHARES.

                  (a) The maximum number of Shares which shall be made available for sale under the Plan shall be 200,000 Shares, subject to adjustment upon changes in capitalization of the Company as provided in PARAGRAPH 16. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Employer may be made subject to purchase under the Plan, in the sole and absolute discretion of the Committee. Further, if for any reason any purchase of any Shares under the Plan is not consummated, Shares subject to such Enrollment Agreement may be subjected to a new Enrollment Agreement under the Plan. If, on the Exercise Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Company shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the Shares which each Participant shall be allowed to purchase. Notwithstanding anything to the contrary herein, the Company shall not be obligated to issue Shares hereunder if, in the opinion of counsel for the Company, such issuance would constitute a violation of federal or state securities laws.

                  (b) The Participant will have no interest or voting right in Shares covered by his or her option until such option has been exercised and the Shares have been issued or transferred to the Participant.

                  (c) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the prior written request of the Participant, in the names of the Participant and his or her spouse.

         11. ADMINISTRATION. The Plan shall be administered by a Committee appointed by the Board. Such Committee shall have all powers with respect to the Plan, except for amending or terminating the Plan as set forth in PARAGRAPH 17 hereof.

                  (a) Each member of the Committee shall serve until his successor is appointed. Any member of the Committee may be removed at any time by the Board, with or without cause, which shall have the power to fill any vacancy which may occur. A Committee member may resign by giving thirty (30) days written notice to the Company.

                  (b) The members of the Committee shall serve without compensation for services as such, but the Company shall pay all expenses of the Committee.

                  (c) The Committee shall have the following powers and duties:

                           (1) To direct the administration of the Plan in
accordance with the provisions herein set forth;

                           (2) To adopt rules of procedure and regulations
necessary for the administration of the Plan provided the rules are not inconsistent with the terms of the Plan;

                           (3) To determine all questions with regard to rights
of Employees and Participants under the Plan, including, but not limited to, the eligibility of an Employee to participate in the Plan;

                           (4) To enforce the terms of the Plan and the rules
and regulations it adopts;

                           (5) To direct the distribution of the Shares
purchased hereunder;

                           (6) To furnish the Employer with information which
the Employer may require for tax or other purposes;

                           (7) To engage the service of counsel (who may, if
appropriate, be counsel for an Employer) and agents whom it may deem advisable to assist it with the performance of its duties;

                           (8) To prescribe procedures to be followed by
Participants in electing to participate herein;

                           (9) To receive from each Employer and from Employees
such information as shall be necessary for the proper administration of the Plan;

                           (10) To maintain, or cause to be maintained, separate
accounts in the name of each Participant to reflect the Participant's Payroll Deduction Account under the Plan; and

                           (11) To interpret and construe the Plan.

         12. DESIGNATION OF BENEFICIARY.

                  (a) A Participant may file a written designation of a beneficiary (as indicated in the Enrollment Agreement or otherwise) who is to receive any Shares under the Plan in the event of such Participant's death subsequent to the Exercise Date on which an option is exercised but prior to the issuance of such Shares. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant's Payroll Deduction Account under the Plan in the event of such Participant's death prior to the Exercise Date of the option.

         Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan, the Committee shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company or Committee), the Committee, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Committee, then to such other person as the Committee may designate.

         13. TRANSFERABILITY. Any rights with regard to the exercise of an option to receive Shares under the Plan, may not be assigned, transferred, pledged or otherwise disposed of in any way except as provided in PARAGRAPH 12 by the Participant. Furthermore, payroll deductions credited to Participants' Payroll Deduction Accounts may not be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in PARAGRAPH 12) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Committee may treat such transfer as an election to withdraw funds in accordance with PARAGRAPH 9.

         14. USE OF FUNDS. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

         15. REPORTS. Individual Payroll Deduction Accounts will be maintained for each Participant in the Plan. Statements for Participants' Payroll Deduction Accounts will be given to Participants as soon as practicable following an Exercise Date, and such statements will set forth the amount of payroll deductions, the per Share purchase price and the number of Shares purchased.

         16. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. If an option under this Plan is exercised subsequent to any stock split, spinoff, recapitalization, reorganization, reclassification, merger, consolidation, exchange of Shares, or the like occurring after such option was granted, as a result of which shares of any class of stock shall be issued in respect of the outstanding Shares, or Shares shall be changed into a different number of the same or another class or classes, the number of Shares to which such option shall be applicable and the Exercise Price for such Shares shall be appropriately adjusted by the Company. Any such adjustment, however, in the Shares shall be made without change in the total price applicable to the portion of the Shares purchased hereunder which has not been fully paid for, but with a corresponding adjustment, if appropriate, in the Exercise Price for the Shares.

         In the event of the proposed dissolution or liquidation of the Company or upon a proposed reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a proposed sale of substantially all of the property or stock of the Company to another corporation, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board, and the holder of each option then outstanding under the Plan will thereafter be entitled to receive, upon the exercise of such option, as nearly as reasonably may be determined, the cash, securities, and/or property which a holder of one Share was entitled to receive upon and at the time of such transaction for each Share to which such option shall be exercised. The Board shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Paragraph shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities, and/or property as to which such holder of such option might thereafter be entitled to receive.

         17. AMENDMENT OR TERMINATION. The Board may at any time and for any reason terminate or amend the Plan. Except as specifically provided in the Plan, no such termination can affect options previously granted. Except as specifically provided in the Plan or as required to obtain a favorable ruling from the Internal Revenue Service or to comply with tax or securities law, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. To the extent necessary to comply with Rule 16b-3 under the Act or section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain stockholder approval in such manner and to such a degree as required.

         18. NOTICES. All notices or other communications by a Participant to the Company or Committee under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Committee at the location, or by the person, designated by the Committee for the receipt thereof.

         19. STOCKHOLDER APPROVAL. Commencement of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Notwithstanding any provision to the contrary, failure to obtain such stockholder approval shall void the Plan, any options granted under the Plan, any Share purchased pursuant to the Plan, and all rights of all Participants.

         20. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

         21. TERM OF PLAN. The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless sooner terminated under PARAGRAPH 17.

         22. NO RIGHTS IMPLIED. Nothing contained in this Plan or any modification or amendment to the Plan or in the creation of any Payroll Deduction Account, or the execution of any Enrollment Form, or the issuance of any Shares, shall give any Employee or Participant any right to continue employment, any legal or equitable right against the Employer or Company or any officer, director, or Employee, except as expressly provided by the Plan.

         23. SEVERABILITY. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

         24. WAIVER OF NOTICE. Any person entitled to notice under the Plan may waive the notice.

         25. SUCCESSORS AND ASSIGNS. The Plan shall be binding upon all persons entitled to purchase Shares under the Plan, their respective heirs, legatees, and legal representatives and upon the Employer, its successors and assigns.

         26. HEADINGS. The titles and headings of the Paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

         27. GOVERNING LAW. All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal statute. The obligation of the Employer to sell and deliver Shares under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Shares.

         28. NO LIABILITY FOR GOOD FAITH DETERMINATIONS. Neither the members of the Board nor any member of the Committee (nor their delegates) shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any right to purchase Shares granted under it, and members of the Board and the Committee (and their delegates) shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.

         29. PARTICIPATING EMPLOYERS. This Plan shall constitute the employee stock purchase plan of the Company and each Designated Subsidiary. A Designated Subsidiary may adopt and participate in this Plan beginning as of the next Grant Date, provided the Board has consented to such Designated Subsidiary's participation. A Designated Subsidiary may withdraw from the Plan as of any Grant Date by giving written notice to the Board, and such notice must be received by the Board at least 30 days prior to such Grant Date.

         30. NO GUARANTEE OF INTERESTS OR TAX TREATMENT. Neither the Committee nor the Company guarantees the Common Stock from loss or depreciation. Neither the Committee nor the Company guarantees favorable tax treatment for the purchase of Shares hereunder.

         31. PAYMENT OF EXPENSES. All expenses incident to the administration, termination, or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company.

         IN WITNESS WHEREOF, this Employee Stock Purchase Plan has been executed effective this 20th day of October, 1999.


                                               DALLAS SEMICONDUCTOR CORPORATION

                                               By: /s/ C. V. PROTHRO
ATTEST:                                           ------------------------------
/s/ MARLA K. SUGGS                             Its: President and CEO
------------------------------                     -----------------------------
Secretary